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                                                                   EXHIBIT 10.47

                                                                  EXECUTION COPY


                            TAX COOPERATION AGREEMENT


         Agreement (the "Agreement") by and between The Williams Companies. Inc., a Delaware corporation ("Williams"), and Williams Communications Group, Inc. a Delaware corporation ("Communications") entered into as of the 30th day of September, 1999, amended and restated as of the 23rd day of April 2001, and as entered into on the 26th day of July, 2002, to be effective and amended, restated and renamed as of the date on which the first amended Joint Chapter 11 Plan of Reorganization with respect to Communications and CG Austria, Inc., a Delaware corporation, dated as of the 26th day of July, 2002, is consummated and becomes effective and binding in all material respects (the "Effective Date").

                                    RECITALS

         Williams and Communications entered into a tax sharing agreement dated September 30, 1999 (the "Tax Sharing Agreement") to allocate and settle among themselves the consolidated Federal income tax liabilities of the TWC Group (as hereinafter defined), the unitary, combined, consolidated or similar state income tax liabilities of the parties and, if and as determined by Williams, certain other tax liabilities.

         On April 23, 2001, Williams distributed most of the stock of Communications owned by Williams to Williams' public shareholders (the "Spin-off"). Also on April 23, 2001, Williams and Communications amended and restated the Tax Sharing Agreement.

         Williams and Communications wish to amend, restate and rename the Tax Sharing Agreement and execute this Agreement which will, as of the Effective Date, supersede the Tax Sharing Agreement and be the sole governing agreement between Williams and Communications to allocate and settle among themselves the consolidated Federal income tax liabilities of the TWC Group, the unitary, combined, consolidated or similar state income tax liabilities of the parties and certain other tax liabilities arising prior to or after the Spin-off and to provide procedures with respect to such tax matters.

                                   AGREEMENTS

         Accordingly, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

         The defined terms used in this Agreement shall, except as otherwise expressly provided or unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and masculine gender shall include the feminine, the neuter and vice versa, as the context requires.



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         "Code" means the Internal Revenue Code of 1986, as amended.

          "Final Determination" means an IRS Form 870 or 870AD that reflects an adjustment to any item (or a component of an item) shown on a Tax return (whether or not such adjustment results in a deficiency in Taxes) and any similar state, local or foreign form, a closing agreement or an accepted offer in compromise with the IRS (or appropriate state, local or foreign taxing authority) or any other adjustment to any item to which the taxpayer concedes (including, but not limited to, the filing of an amended return upon which the taxpayer adjusts an item in the favor of the IRS (or the appropriate state, local or foreign taxing authority)) or as to which the period of limitations has expired (whether or not such adjustment results in a deficiency in Taxes), a claim for refund that has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or the time for appeal of which has expired.

         "IPO Date" means October 1, 1999 (the date of the initial public offering of stock of Communications).

         "IRS" means the Internal Revenue Service.

         "Post-IPO Date / Pre-Spin-off WCG Attribute" means any operating loss or loss or credit carryover or similar attribute of WCG attributable to dates beginning on the IPO Date and ending on the Spin-off Date (including the portion of the taxable year beginning on January 1, 2001 and ending on the Spin-off
Date). If an amended return is filed or there is any change by Final Determination to an operating loss or loss or credit carryover or similar attribute of WCG (or items giving rise to such operating loss or loss or credit carryover or similar attribute of WCG), Williams shall allocate such changes in the operating loss or loss or credit carryover or similar attribute of WCG (and/or reallocate any previously allocated operating loss or loss or credit carryover or similar attribute of WCG that is affected by a change in items giving rise to such operating loss or loss or credit carryover or similar attribute of WCG) between Williams and WCG pursuant to the following method: (i) if the item (that caused the adjustment) has been previously allocated between Williams and WCG on a Federal income tax return or on Exhibit A, the change to such item shall be allocated in the same manner such item was allocated on the most recently filed Federal income tax return, or if such item has not been allocated on such return, in the same manner such item was allocated on Exhibit A; (ii) if (i) does not apply, to the extent that such item clearly relates to the income, assets or operations of Williams (or non-WCG members of the TWC Group), the change to such item shall be allocated to Williams and to the extent that the item clearly relates to the income, assets or operations of WCG, the change to such item shall be allocated to WCG; (iii) if neither (i) nor (ii) apply, then the change to such item shall be allocated pro-rata according to the most relevant measure for such item, unless Williams and WCG otherwise agree that another allocation method would be more equitable. If such item is an adjustment with respect to the 1999 taxable year, such item shall first be allocated to periods before and after the IPO Date as provided below in the definition of Pre-IPO Date WCG Attribute.

         "Pre-IPO Date WCG Attribute" means any operating loss or loss or credit carryover or similar attribute, of WCG attributable to dates preceding the IPO Date (including the portion of the 1999 taxable year beginning on January 1, 1999 and ending on the day preceding the IPO Date). Any operating loss or loss or credit carryover or similar attribute of WCG attributable to a



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taxable year ending in or before 1998 shall be a Pre-IPO Date WCG Attribute notwithstanding any changes to such items resulting from an amended return or a Final Determination. The PreIPO Date WCG Attributes (and items giving rise to such attributes) attributable to the taxable year 1999 initially shall be based on the total amount of operating loss or loss or credit carryovers or similar attribute of WCG set forth in the latest (regular or amended) TWC Group consolidated 1999 Federal income tax return that is filed prior to the Spin-off Date or, if not so set forth, then as set forth on Exhibit B. If an amended return is filed or there is any change by Final Determination to an operating loss or loss or credit carryover or similar attribute of WCG (or items giving rise to such operating loss or loss or credit carryover or similar attribute of
WCG) for the taxable year 1999, Williams shall first allocate such changes in the operating loss or loss or credit carryover or similar attribute of WCG (and/or reallocate any previously allocated operating loss or loss or credit carryover or similar attribute of WCG that is affected by a change in items giving rise to such operating loss or loss or credit carryover or similar attribute of WCG) to periods before and after the IPO Date, and (if such attribute is allocated to a date after the IPO Date) between Williams and WCG pursuant to the following method: (i) if the item (that caused the adjustment) has been previously allocated between Williams and WCG on the TWC Group consolidated 1999 Federal income tax return or on Exhibit B, the change to such item shall be allocated in the same manner such item was allocated on the latest (regular or amended) TWC Group consolidated 1999 Federal income tax return, or if such item has not been allocated on such return, in the same manner such item was allocated on Exhibit B; (ii) if (i) does not apply, (a) for allocations of items to periods before and after the IPO Date, to the extent that such item clearly relates to periods prior to the IPO Date, the change to such item shall be allocated to the period prior to the IPO Date, and to the extent that such item clearly relates to periods after the IPO Date, the change to such item shall be allocated to the period after the IPO Date and (b) for allocations of items between Williams and WCG, to the extent that the item clearly relates the income, assets or operations of Williams, the change to such item shall be allocated to Williams, and to the extent that the item clearly relates the income, assets or operations of WCG, the change to such item shall be allocated to WCG; (iii) if neither (i) nor (ii) apply, then such item shall be allocated pro-rata according to the most relevant measure for such item, unless Williams and WCG otherwise agree that another allocation method would be more equitable.

         "Spin-off Date" means April 23, 2001.

         "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

         "TWC Group" means Williams and other corporations (whether existing or hereafter formed or acquired) that at the time would be entitled or required to join with Williams in filing a consolidated Federal income tax return.



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         "WCG" means the group of corporations consisting of Communications and all members of the TWC Group owned, directly or indirectly and in whole or in part, by Communications (but shall not include Williams or any other corporation in the TWC Group in which a member of the WCG does not directly own a 5% interest).

         "WCG Loss Carryover" means any TWC Group consolidated loss (or other similar attribute) attributable to Communications or such other member of WCG, if any (as determined by Williams and Communications in accordance with any permitted method under the consolidated return provisions of the Code and Treasury Regulations thereunder) that became an attribute of Communications or such other member of WCG after the Spin-off.

         "WCG Credit Carryover" means any TWC Group consolidated credit carryover (or other similar attribute) attributable to Communications or such other member of WCG, if any (as determined by Williams and Communications in accordance with any permitted method under the consolidated return provisions of the Code and Treasury Regulations thereunder) that became an attribute of Communications or such other member of WCG after the Spin-off.

                                   ARTICLE II

                                    PAYMENTS

         Section 2.01 Tax Liability.

         Williams and Communications have settled all payments with respect to Taxes for all periods and no payments shall be required to be made by Williams to Communications or by Communications to Williams with respect to Taxes for any period; provided, however, that Williams hereby indemnifies Communications and each corporation that is a member of WCG from and against any Taxes for which Communications or any such WCG member has liability under Treasury Regulation
Section 1.1502-6 or any analogous provision of state, local or foreign law relating to the membership of Communications or any such WCG member in the TWC Group.

                                   ARTICLE III

                            TAX MATTERS; COOPERATION

         Section 3.01 Williams as Agent.

(a) General rule. Communications hereby irrevocably appoints Williams as its agent, and Communications hereby agrees that Williams shall have sole and absolute authority, for the purposes of preparing and filing consolidated Federal income tax returns for the TWC Group (including, without limitation, preparing and filing estimated tax returns, amended tax returns and claims for refund, determining tax return positions, selecting methods of accounting and making elections). Communications agrees that Williams (acting reasonably and with an obligation to consider suggestions by Communications) shall: (i) (A) represent any member of WCG that is a member of the TWC Group with respect to any consolidated Federal income tax



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audit or consolidated Federal income tax controversy (including, without limitation, any proceeding with the IRS and any judicial proceedings, whether any such proceedings relate to a claim for additional taxes or a claim for refund of taxes), (B) settle or compromise any claim for additional, or any claim for refund of, Federal income taxes of any member of WCG that is a member of the TWC Group, and (C) direct all communications between the IRS and any employee of a member of WCG that is a member of the TWC Group with respect to any issue that could affect an item reflected on the consolidated Federal income tax return of the TWC Group; (ii) engage outside counsel, accountants and other experts with respect to Federal income tax matters relating to any member of WCG that is a member of the TWC Group; and (iii) take any other action in connection with Federal income tax matters relating to any member of WCG that is a member of the TWC Group (or relating to any other member of the TWC Group) as Williams determines to be necessary or appropriate. Communications agrees that no employee of WCG or any of its member companies will provide any information (whether written or oral) to the IRS that could affect an item reflected on the consolidated Federal income tax return of the TWC Group, except at the direction of Williams.

         (b) Exceptions for certain matters affecting Communications. Notwithstanding (a), the following exceptions shall apply to the general rule set forth in (a) if there is an audit or any proposed adjustment that could reduce either: (i) a WCG Loss Carryover or (ii) a WCG Credit Carryover (a "Communications Tax Matter"):

         (i) Williams shall promptly give Communications notice of the commencement of a Communications Tax Matter, and Williams shall inform Communications of the status of, and any material discussion or provision of material information by Williams with respect to, a Communications Tax Matter. In addition, Communications shall have the right to provide documentation to an IRS agent and present an argument to an IRS agent supporting a position that is consistent with the positions taken by Williams with respect to such audit; provided, however, that Williams shall have full rights to control the audit and all presentations to an IRS agent and to be present during any presentation by Communications to the IRS.

         (ii) Williams shall inform Communications of any formal conference with Appeals regarding a Communications Tax Matter. To the extent feasible, Williams shall provide copies to Communications of any written submissions to Appeals that contain discussions of a Communications Tax Matter a reasonable period prior to the submission of such written materials, and, to the extent feasible, Williams agrees to consult with Communications in good faith regarding the legal arguments raised in such submissions. Communications does not have the right to be present or represented at appeals conferences, but Williams, at Communications' request, will discuss with Communications what transpired at an appeals conference regarding a Communications Tax Matter.

         (iii) Williams shall not enter into a settlement regarding a Communications Tax Matter without the consent of Communications, such consent not to be unreasonably withheld or delayed.

         (iv) If (a) Communications furnishes to Williams an opinion of nationally recognized tax counsel that it is more likely than not that the IRS's position regarding a Communications Tax



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Matter will not be sustained by a court, and (b) Communications shall have acknowledged in writing its obligation to indemnify Williams in the event the litigation is unsuccessful, Communications can compel Williams to litigate a position, using counsel acceptable to both Communications and Williams, at Communications' expense. With respect to any Communications Tax Matter that cannot be litigated or separated from any other matter, Williams shall have the right to use its own counsel and such counsel shall control the litigation (including making legal and strategic decisions and making arguments in court), but Williams shall consider in good faith suggestions and concerns raised by Communications' counsel regarding the Communications Tax Matter, and, if reasonably feasible, Williams shall permit Communications' counsel to control the legal arguments with respect to the Communications Tax Matter.

         Section 3.02 Cooperation. Communications shall cooperate with Williams, and Williams shall cooperate with Communications, regarding the application of all aspects of this Agreement (including, without limitation, the proper and timely preparation and filing of any tax return to which this Agreement applies, the calculation of basis and the conduct of any tax audit or tax controversy to which this Agreement applies) (i) by maintaining such books, records, accounting data and other information in its possession necessary for the preparation and filing of all consolidated Federal income tax returns of the TWC Group for 10 years and by not disposing of any such books, records, accounting data and other information after such 10-year period without first providing Williams or Communications, as the case may be, with a 90-day opportunity to obtain such books, records, accounting data and other information; (ii) by providing such other information as requested by Williams or Communications, as the case may be, (iii) by executing such documents and (iv) by taking any such other action (including, without limitation, making any officers, directors, employees and agents available to Williams or Communications, as the case may be), in each such case as Williams or Communications, as the case may be, may request from time to time. Communications or Williams, as the case may be, shall secure the covenant of any acquirer of any member of WCG or Williams, as the case may be, to comply with this Section 3.02 for the benefit of Williams and Williams's successors and assigns or for the benefit of Communications or Communications's successor and assigns, as the case may be. For purposes of this section 3.02, in addition to Communications's obligations pursuant to this section, Communications shall cause WCG to comply with each obligation pursuant to this section, and in addition to Williams's obligations pursuant to this section, Williams shall cause all non-WCG members of the TWC Group to comply with each obligation pursuant to this section.

                                   ARTICLE IV

                  STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAXES

         4.01 Williams and Communications have settled all payments with respect to state, local, foreign and other federal Taxes for all periods and no payments shall be required to be made by Williams to Communications or by Communications to Williams with respect to such Taxes for any period.



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                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.01 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

         Section 5.02 Expenses. Each party hereto will bear their own legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of this Agreement and any other agreement prepared in connection with the Spin-off and with respect to actions taken pursuant to the operation of this Agreement and any other agreement executed in connection with the Spin-off (unless otherwise provided in such other agreement).

         Section 5.03 Effect of Agreement. This Agreement shall determine the rights and liabilities of the parties as to the matters provided for in this Agreement, whether or not such determination is effective for financial reporting or other purposes.

         Section 5.04 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement and supersedes all prior or contemporaneous agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or by any officer, employee or representative of any party.

         Section 5.05 Amendments and Waivers. This Agreement shall not be modified, supplemented or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

         Section 5.06 Code References. Any references to Sections of the Code shall be deemed to refer to any corresponding provisions of succeeding law as in effect from time to time.

         Section 5.07 Notices. Any notice, communication or approval required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered by hand or deposited in the United States mail, postage prepaid and sent by certified or registered mail, if addressed to Williams, at:

         THE WILLIAMS COMPANIES, INC.
         ONE WILLIAMS CENTER
         TULSA, OKLAHOMA 74172
         ATTENTION:   JACK MCCARTHY





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         if addressed to Communications, at:

         WILLIAMS COMMUNICATIONS GROUP, INC.
         ONE WILLIAMS CENTER
         TULSA, OKLAHOMA 74172
         ATTENTION:  SCOTT SCHUBERT

         Section 5.08 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         Section 5.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

         Section 5.10 Severability. If any provision of this Agreement or the application of this Agreement in any circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of this Agreement in any other circumstance shall not be affected thereby, the provisions of this Agreement being severable in any such instance.

         Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 5.12 Dispute Resolution. The parties agree that any dispute arising under this Agreement shall be resolved in accordance with the Dispute Resolution procedures set forth in the Amended and Restated Separation Agreement made by and between Williams and Communications dated April 23, 2001.

         The parties hereto have caused this Agreement to be duly executed as of the date first written above.

THE WILLIAMS COMPANIES, INC.



BY:
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ITS:
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WILLIAMS COMMUNICATIONS GROUP, INC.



BY:
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ITS:
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